Senesco Announces Results of Cohort 2 of its SNS01-T Phase 1b/2a Trial

BRIDGEWATER, N.J. (June 19th, 2013) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (OTC QB: SNTI) reported results of cohort 2 in its Phase 1b/2a clinical study of SNS01-T.

In cohort 2, the requisite number of 3 patients was evaluable for the primary safety endpoint from the total of 4 enrolled. Two multiple myeloma patients and one diffuse large B-cell lymphoma patient completed the required number of doses to be evaluable. As with the previous dose level, there were no drug-related serious adverse events or dose-limiting toxicities in either the evaluable patients or in the one patient who received only 5 infusions before being withdrawn. Over cohorts 1 and 2 at the two lowest dose levels, stabilization of serum monoclonal protein levels has been observed in three of the five evaluable multiple myeloma patients, and, in three of nine patients overall.

“Now that cohort 2 is completed, we are pleased to be recruiting patients into cohort 3 at a four-fold increase in the dose level from 0.05 mg/kg to 0.2 mg/kg, where we have seen efficacy in the preclinical cancer models in mice,” stated Leslie J. Browne, Ph.D., President and Chief Executive Officer of Senesco. “We are also pleased to have Dr. Alice Bexon join Senesco as Vice President of Clinical Development to lead our clinical activities and focus on timely patient enrollment.”

Like the previous group, all four patients included at this dose level were refractory to, or had relapsed on, a significant number of previous treatments, including bone marrow transplant in 3 of the 4 patients. One of the 3 myeloma patients at this dose level showed stabilization of their serum monoclonal protein levels at weeks 3 and 6, while 2 patients progressed during treatment. The single DLBCL patient treated at this dose level had progressive disease at week 6.

“I am very encouraged by the absence of drug-related safety issues at the lower doses with this exciting new targeted approach to treating B-cell cancers,” stated Alice S. Bexon, M.D., Vice President of Clinical Development. “We will be looking for more robust evidence of therapeutic effect at the higher dose levels. Our extensive preclinical data in animal models of myeloma and lymphoma showed strong evidence of target engagement, biomarker decreases and tumor shrinkage at 0.2 to 0.375 mg/kg of SNS01-T.”

The study is an open-label, multiple-dose, dose-escalation study, which is evaluating the safety and tolerability of SNS01-T when administered by intravenous infusion to approximately 15 relapsed or refractory multiple myeloma, mantle cell (MCL) or diffuse large B-cell lymphoma (DLBCL) patients. While the primary objective of this study is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to relapse or progression will be assessed using multiple well-established metrics including measurement of monoclonal protein in multiple myeloma and CT imaging in MCL and DLBCL .

In the study, patients are dosed twice-weekly for 6 weeks followed by an observation period. The first group of patients received 0.0125 mg/kg per dose by intravenous infusion. The second group received 0.05 mg/kg and the planned dose levels for the third and fourth groups are 0.2 and 0.375 mg/kg, respectively. The top dose planned is 30 fold higher than the starting dose in cohort 1.

About SNS01-T

SNS01-T is a novel approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, the Mary Babb Randolph Cancer Center in Morgantown, WV, and the John Theurer Cancer Center at Hackensack University Medical Center in Hackensack, NJ. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

About Senesco Technologies, Inc.

Senesco, a leader in eIF5A technology, is running a clinical study with its lead therapeutic candidate SNS01-T, which targets B-cell cancers by selectively inducing apoptosis by modulating eukaryotic, translation, initiation Factor 5A (eIF5A), which is believed to be an important regulator of cell growth and cell death. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications in treating certain inflammatory and ischemic diseases. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and biofuels development, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Joel Brooks	Heather Branham

Chief Financial Officer	908-393-9393 info@senesco.com